Exhibit 99.1

FOR IMMEDIATE RELEASE	CROSSFIRST BANKSHARES, INC. CONTACT:
October 20, 2020	Matt Needham, Investor Relations/Media Contact
(913) 312-6822
https://investors.crossfirstbankshares.com

CrossFirst Bankshares, Inc. Reports Third Quarter 2020 Results and Announces Share Repurchase Program
LEAWOOD, Kan., October 20, 2020 (GLOBE NEWSWIRE) -- CrossFirst Bankshares, Inc. (Nasdaq: CFB), the bank holding company for CrossFirst Bank, today reported its results for the third quarter of 2020, including net income of $8.0 million, or $0.15 per diluted share, and year-to-date 2020 net income of $4.5 million, or $0.09 per diluted share. In addition, the Company announced today that its Board of Directors also approved a $20 million program to repurchase CrossFirst's common stock.
"As we continue to serve our clients and communities in extraordinary ways, we are maintaining our focus on credit quality and being well capitalized, due to the on-going economic volatility caused by the pandemic and upcoming elections. Our overall operating performance remained strong, while we continued to prudently provision an additional $10.9 million, commensurate with the risk in our portfolio and to strengthen the balance sheet," said CrossFirst’s CEO and President Mike Maddox. "We are continuing to create operational efficiencies in our organization to offset margin compression and increased provisioning so we can emerge from the downturn a much stronger Company. We believe that the Company is well positioned to benefit from an economic recovery, continue increasing earnings power, and deliver long term value to our shareholders."
Third Quarter 2020 Highlights:
•$5.5 billion of assets with 11% operating revenue growth compared to the third quarter of 2019
•Pre-tax, pre-provision profit, a non-GAAP financial measure, for the third quarter of $20.4 million and year-to-date pre-tax, pre-provision profit of $51.3 million
•Efficiency ratio of 53% for the third quarter of 2020 and a non-GAAP core efficiency ratio of 52% after adjusting for nonrecurring or non-core items
•$64 million of loan growth from the previous quarter and $854 million or 23% over the last twelve months
•$188 million of deposit growth from the previous quarter and $834 million or 23% over the last twelve months
•Book value per share of $11.84 at September 30, 2020 compared to $11.59 at September 30, 2019

	Quarter-to-Date		Year-to-Date
	September 30,		September 30,
	2019	2020	2019	2020
	(Dollars in millions except per share data)
Operating revenue(1)	$39.0	$43.4	$110.8	$127.5
Net income	$10.4	$8.0	$29.2	$4.5
Diluted earnings per share	$0.21	$0.15	$0.61	$0.09
Return on average assets	0.89%	0.58%	0.89%	0.11%
Non-GAAP core operating return on average assets(2)	0.89%	0.58%	0.86%	0.30%
Return on average common equity	7.58%	5.19%	7.76%	0.98%
Non-GAAP return on average tangible common equity(2)	7.68%	5.19%	7.89%	0.99%
Net interest margin	3.19%	2.93%	3.29%	3.08%
Net interest margin, fully tax-equivalent(3)	3.24%	2.98%	3.35%	3.13%
Efficiency ratio	54.29%	53.03%	59.36%	59.44%
Non-GAAP core operating efficiency ratio, fully tax-equivalent(2)(3)	53.43%	52.23%	58.16%	53.14%
(1) Net interest income plus non-interest income.
(2) Represents a non-GAAP measure. See "Table 5. Non-GAAP Financial Measures" for a reconciliation of this measure.
(3) Tax exempt income is calculated on a tax-equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental federal income tax rate used is 21.0%.

CROSSFIRST BANKSHARES, INC.
Share Repurchase Program
The Company's Board of Directors has approved up to $20 million in share repurchases. Repurchases under the Company's new program will be made in open market or privately negotiated transactions in compliance with Securities and Exchange Commission Rule 10b-18, subject to market conditions, applicable legal requirements, and other relevant factors. This share repurchase plan does not obligate the Company to acquire any particular amount of common stock, and it may be suspended at any time at the Company's discretion. CrossFirst had 52,195,778 shares of common stock outstanding as of September 30, 2020.

COVID-19 Update
The COVID-19 pandemic and measures taken in response have created economic uncertainty and negatively impacted most of our customers in some capacity. During the third quarter of 2020, we continued to operate in accordance with our comprehensive pandemic plan, which includes social distancing measures for customers and employee interactions. In addition, the Company has continued to support key regulatory relief programs for customers, increased provisions for loan losses, increased monitoring of key loan portfolio segments, modified loans, experienced slower discretionary spending, optimized staffing levels, and elevated its risk management activities. Our branch-lite strategy, technology, and relationship banking model, have allowed us to effectively operate through the pandemic, work remotely, and provide us with the agility to effectively serve our customers when they need it most. The Company continues to assess and monitor the COVID-19 pandemic and federal and local requirements in evaluating the full re-opening of its offices and remains flexible regarding process and timeline.
Coronavirus Aid, Relief, and Economic Security Act (CARES Act) Programs
CrossFirst is committed to helping our local businesses and the communities that we serve during these extremely challenging times and will continue to help customers access regulatory relief and other programs. As of September 30, 2020, the Company still retains $369 million in loans produced through the Paycheck Protection Program ("PPP") and has been working through the forgiveness process for those loans with the Small Business Administration ("SBA"). In addition to the PPP, we have been granting loan modifications and 90/180 day payment deferrals for many customers who have requested additional relief. As of September 30, 2020, the Company continues to have $318 million in loans on modified payments related to COVID-19 on its balance sheet, which, excluding the PPP loans, represents almost 8% of our total loan balances. We are evaluating each modification on a case-by-case basis and assessing the borrowers' willingness and capacity to support the loan until maturity. The Company will continue to implement additional governmental assistance programs as more details become available around the processes and procedures for such programs and grant loan modifications when appropriate.
Income from Operations
Net Interest Income
The Company produced interest income of $48.5 million for the third quarter of 2020, a decrease of 13% from the third quarter of 2019 and a decrease of 5% from the previous quarter. Interest income was down from the third quarter of 2019 primarily due to declining interest rates. Average earning assets totaled $5.3 billion for the third quarter of 2020, an increase of $1 billion or 20% from the same quarter in 2019. The tax-equivalent yield on earning assets declined from 5.00% to 3.66% during the third quarter of 2020, compared to the third quarter of 2019, primarily due to the movement of variable rate assets indexed to declining market rates and the movement of loans to nonaccrual. Year-to-date, the Company produced interest income of $153.9 million as the Company's asset growth was able to mitigate some of the impact of yield declines on earning assets.
Interest expense for the third quarter of 2020 was $9.1 million, or 54% lower than the third quarter of 2019 and 10% lower than the previous quarter. While average interest-bearing deposits increased to $3.6 billion in the third quarter of 2020, an increase of 15% from the same quarter in 2019, overall interest expense on interest-bearing deposits declined as a result of declining interest rates. Non-deposit funding costs increased to 1.50% from 1.35% in the second quarter of 2020 while overall cost of funds for the quarter was 0.75%, compared to 0.85% for the second quarter of 2020. Year-to-date, the Company had interest expense of $35.2 million, a decrease of 38% from the same period in the prior year.

Tax-equivalent net interest margin decreased to 2.98% in the the current quarter, from 3.19% in the previous quarter and declined from 3.24% in the same quarter in 2019, reflecting the impact of the declining rate environment, changes in macro economic conditions, and lower loan yields from having an increased number of loans on non accrual. Year-to-date, the Company had a tax equivalent margin of 3.13% compared to 3.35% over the same period in the prior year. As of September 30, 2020, CrossFirst has realized $3.2 million of the total $9.9 million in fees anticipated from holding the $369 million of PPP loans, which yielded 2.26% for the quarter, and the Company will continue to recognize these fees as the loans are forgiven. The tax-equivalent adjustment, which accounts for income taxes saved on the interest earned on nontaxable securities and loans, was $0.7 million for the third quarter of 2020. Net interest income totaled $39.3 million for the third quarter of 2020 or 4% lower than the second quarter of 2020, and 10% higher than the third quarter of 2019.

CROSSFIRST BANKSHARES, INC.
Non-Interest Income
Non-interest income increased $0.9 million in the third quarter of 2020 or 26% compared to the same quarter of 2019 and increased $1.4 million or 54% compared to the second quarter of 2020. While the Company continued to increase overall fee income commensurate with its customer growth, during the third quarter of 2020, it also recorded $1 million of securities gains or $0.7 million more than the previous quarter. The back-to-back swap fee income continued to remain low in the current interest rate environment; however, credit card fees continued to be a major contributor to other non-interest income growth for the quarter. Year-to-date non-interest income increased 35% compared to the same period in the prior year.

Non-Interest Expense
Non-interest expense for the third quarter of 2020 was $23.0 million which increased 9% compared to the third quarter of 2019 and decreased 26% from the second quarter of 2020. The Company recorded a $7.4 million expense related to a non-cash goodwill impairment charge in the previous quarter of 2020 primarily as a result of economic and industry conditions at June 30, 2020. In addition, during the third quarter of 2020, the Company optimized its staffing levels, which is anticipated to generate $4.1 million of annualized savings going forward. The Company expects the full impact of the expense reductions to be realized in the fourth quarter. In addition, the Company continues to realize the benefits from reduced travel, entertainment, and other discretionary spending as a result of the COVID-19 pandemic. Year-to-date non-interest expense increased 16% compared to the same period in the prior year primarily from non reoccurring items reported in previous quarters .

CrossFirst’s effective tax rate for the third quarter of 2020 was 16% as compared to 20% for the third quarter of 2019. The 2020 quarter-to-date income tax was impacted by a $3.5 million decrease in income before income taxes that reduced taxes at the statutory rate by $1 million. For both of the comparable periods, the Company continued to benefit from the tax-exempt municipal bond portfolio and bank-owned life insurance.

Balance Sheet Performance & Analysis
During the third quarter of 2020, total assets increased by $43 million or 1% compared to June 30, 2020 and $854 million or 18% since September 30, 2019. During the third quarter of 2020, total available for sale investment securities decreased $48 million to $652 million compared to June 30, 2020, while the overall average for the third quarter was $698 million. During the third quarter of 2020, tax-exempt municipal securities on average increased $2 million and mortgage-backed securities decreased $32 million compared to June 30, 2020. The securities yields declined 14 basis points to a tax equivalent yield of 2.93% for the third quarter of 2020 compared to the prior quarter as a result of lower reinvestment yields and prepayments on mortgage-backed securities increasing premium amortizations.
Loan Growth Results
The Company experienced average loan growth of 3% during the third quarter of 2020, but has increased average loans 26% year over year from September 30, 2019. Loan yields declined 38 basis points during the third quarter commensurate with the effects from adjustable rate loan movements in LIBOR and Prime during 2020, lower loan yields from the PPP, and the impact of increased loans on nonaccrual.

(Dollars in millions)	3Q19	4Q19	1Q20	2Q20	3Q20	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average loans (gross)
Commercial	$1,284	$1,315	$1,339	$1,381	$1,308	29%	$(73)	(5)%	$24	2%
Energy	389	400	412	404	393	9	(11)	(3)	4	1
Commercial real estate	974	1,007	1,034	1,115	1,169	26	54	5	195	20
Construction and land development	487	599	620	651	617	14	(34)	(5)	130	27
Residential real estate	362	384	455	517	583	13	66	13	221	61
Paycheck Protection Program	—	—	—	245	362	8	117	48	362	NA
Consumer	45	45	45	44	45	1	1	1	—	—
Total	$3,541	$3,750	$3,905	$4,357	$4,477	100%	$120	3%	$936	26%

Yield on loans for the period ending	5.53%	5.21%	4.98%	4.28%	3.90%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.
Deposit Growth & Other Borrowings
The Company continues to maintain a traditional deposit mix, with the goal of keeping pace with growth in the loan portfolio. Deposit growth continued to be funded primarily with money market accounts during the third quarter of 2020, which have historically adjusted with movements in Federal Funds rates. The Company has continued to have its transaction deposits increase as a result of more customers utilizing our insured cash sweep products. The Company's cost of interest bearing deposits declined 15 basis points, during the third quarter of 2020, reflective of changes made to deposit pricing in the prior quarter from declines in market rates.

(Dollars in millions)	3Q19	4Q19	1Q20	2Q20	3Q20	% of Total	QoQ Growth ($)	QoQ Growth (%)(1)	YoY Growth ($)	YoY Growth (%)(1)
Average deposits
Non-interest bearing deposits	$535	$522	$540	$746	$714	16%	$(32)	(4)%	$179	33%
Transaction deposits	135	200	341	414	460	11%	46	11%	325	241%
Savings and money market deposits	1,744	1,854	1,887	1,933	1,995	46%	62	3%	251	14%
Time deposits	1,277	1,226	1,166	1,195	1,175	27%	(20)	(2)%	(102)	(8)%
Total	$3,691	$3,802	$3,934	$4,288	$4,344	100%	$56	1%	$653	18%

Cost of deposits for the period ending	1.94%	1.70%	1.46%	0.79%	0.67%
Cost of interest-bearing deposits for the period ending	2.26%	1.97%	1.69%	0.95%	0.80%
(1) Actual unrounded values are used to calculate the reported percent disclosed. Accordingly, recalculations using the amounts in millions as disclosed in this release may not produce the same amounts.

At September 30, 2020, other borrowings totaled $350.6 million, as compared to $501.4 million at June 30, 2020, and $358.5 million as of September 30, 2019.

CROSSFIRST BANKSHARES, INC.

Asset Quality Position
Overall credit quality metrics were elevated as the Company added $10.9 million to the allowance for loan loss, during the third quarter of 2020, commensurate with adverse movement of risk classifications and to strengthen the balance sheet as there remains continued economic uncertainty resulting from the COVID-19 pandemic and volatility in energy prices. While the Company currently believes the reserve is reflective of the risk in the portfolio, there may be cases where the borrowers or specific impairments related to COVID-19 may have not yet been identified. The majority of loans that migrated to classified status during the quarter were related to the energy portfolio and one commercial and industrial credit.

Net charge-offs were $6.0 million for the third quarter of 2020 as compared to net charge-offs of $1.3 million for the second quarter in 2020. Nonperforming assets to total assets quarter over quarter increased to 1.49% primarily as a result of several energy loans that moved to non-accrual. The elevated charge-offs and increase in nonperforming assets in the third quarter were primarily from a large commercial and industrial credit that moved to nonperforming as it was being restructured, but was completed subsequent to the quarter end. The following table provides information regarding asset quality.

Asset quality (Dollars in millions)	3Q19	4Q19	1Q20	2Q20	3Q20
Non-accrual loans	$43.6	$39.7	$26.3	$37.5	$75.6
Other real estate owned	2.5	3.6	3.6	2.5	2.3
Non-performing assets	46.7	47.9	29.9	40.3	82.2
Loans 90+ days past due and still accruing	0.6	4.6	—	0.2	4.3
Loans 30 - 89 days past due	64.7	6.8	19.5	34.9	45.4
Net charge-offs (recoveries)	4.7	5.5	19.4	1.3	6.0

Asset quality metrics (%)	3Q19	4Q19	1Q20	2Q20	3Q20
Non-performing assets to total assets	1.00%	0.97%	0.59%	0.74%	1.49%
Allowance for loan loss to total loans	1.18	1.48	1.29	1.61	1.70
Allowance for loan loss to non-performing loans	97	129	196	189	95
Net charge-offs (recoveries) to average loans(1)	0.53	0.58	2.00	0.12	0.54
Provision to average loans(1)	0.54	2.05	1.44	1.94	0.97
Classified Loans / (Total Capital + ALLL)	13.2	13.2	15.8	34.9	43.2
(1) Interim periods annualized.

Depending upon the future impact of the COVID-19 pandemic, we may need to make additional increases to our provision in future periods. The future impact of the pandemic is highly uncertain and cannot be fully predicted. The extent of the impact on our customers and, in turn, on our business and operations, will depend on future developments, including actions taken to contain the pandemic. To the extent the pandemic continues to cause a recession or decreased economic activity for an extended time period, we expect our business and operations will be negatively impacted. Customers may continue to seek additional loan modifications or restructuring, or we may experience additional adverse movement in risk classifications, any of which could potentially result in the need to adjust the total allowances for loan losses.

Capital Position
At September 30, 2020, stockholders' equity totaled $618 million, or $11.84 per share, compared to $602 million, or $11.58 per share, at December 31, 2019. Tangible common equity was $618 million and tangible book value per share was $11.83 at September 30, 2020, compared to tangible common equity of $594 million and tangible book value per common share of $11.43 at December 31, 2019.
The ratio of common equity Tier 1 capital to risk-weighted assets was approximately 12% and the total capital to risk-weighted assets was approximately 13% at September 30, 2020. The Company remains well capitalized.

Conference Call and Webcast
CrossFirst will hold a conference call and webcast to discuss third quarter 2020 results on Tuesday, October 20, 2020, at 4 p.m. CDT / 5 p.m. EDT. The conference call and webcast may also include discussion of Company developments, forward-looking statements and other material information about business and financial matters. Investors, news media, and other participants should register for the call or audio webcast at https://investors.CrossFirstBankshares.com. Participants may dial into the call toll-free at (877) 621-5851 from anywhere in the U.S. or (470) 495-9492 internationally, using conference ID no. 4184367. Participants are encouraged to dial into the call or access the webcast approximately 10 minutes prior to the start time.

A replay of the webcast will be available on the Company's website. A replay of the conference call will be available two hours following the close of the call until October 27, 2020, accessible at (855) 859-2056 with conference ID no. 4184367.

Cautionary Notice about Forward-Looking Statements
The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. This earnings release contains forward-looking statements. These forward-looking statements reflect the Company's current views with respect to, among other things, future events and its financial performance. Any statements about management’s expectations, beliefs, plans, predictions, forecasts, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “continuing,” “ongoing,” “expects,” “intends” and similar words or phrases. Any or all of the forward-looking statements in this earnings release may turn out to be inaccurate. The inclusion of forward-looking information in this earnings release should not be regarded as a representation by us or any other person that the future plans, estimates or expectations contemplated by us will be achieved. The Company has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect our financial condition, results of operations, business strategy and financial needs. Our actual results could differ materially from those anticipated in such forward-looking statements.
Accordingly, the Company cautions you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission as well as the uncertain impact of the COVID-19 pandemic. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

About CrossFirst
CrossFirst Bankshares, Inc., is a Kansas corporation and a registered bank holding company for its wholly owned subsidiary CrossFirst Bank, which is headquartered in Leawood, Kansas. CrossFirst Bank has eight full-service banking offices primarily along the I-35 corridor in Kansas, Missouri, Oklahoma and Texas.

Unaudited Financial Tables

◦Table 1. Consolidated Balance Sheets
◦Table 2. Consolidated Statements of Income
◦Table 3. 2019-2020 Year-to-Date Analysis of Changes in Net Interest Income
◦Table 4. 2019 - 2020 Quarterly Analysis of Changes in Net Interest Income
◦Table 5. Non-GAAP Financial Measures

CROSSFIRST BANKSHARES, INC.
TABLE 1. CONSOLIDATED BALANCE SHEETS

	December 31, 2019	September 30, 2020
		(unaudited)
	(Dollars in thousands)
Assets
Cash and cash equivalents	$187,320	$223,636
Available-for-sale securities - taxable	298,208	214,735
Available-for-sale securities - tax-exempt	443,426	437,411
Loans, net of allowance for loan losses of $56,896 and $76,035 at December 31, 2019 and September 30, 2020, respectively	3,795,348	4,401,774
Premises and equipment, net	70,210	70,599
Restricted equity securities	17,278	20,923
Interest receivable	15,716	19,003
Foreclosed assets held for sale	3,619	2,349
Deferred tax asset	13,782	15,864
Goodwill and other intangible assets, net	7,694	227
Bank-owned life insurance	65,689	67,063
Other	12,943	32,112
Total assets	$4,931,233	$5,505,696
Liabilities and stockholders’ equity
Deposits
Noninterest bearing	$521,826	$754,172
Savings, NOW and money market	2,162,187	2,597,691
Time	1,239,746	1,140,686
Total deposits	3,923,759	4,492,549
Federal funds purchased and repurchase agreements	14,921	13,531
Federal Home Loan Bank advances	358,743	336,100
Other borrowings	921	952
Interest payable and other liabilities	31,245	44,681
Total liabilities	4,329,589	4,887,813
Stockholders’ equity
Common stock, $0.01 par value:
authorized - 200,000,000 shares, issued - 51,969,203 and 52,195,778 shares at December 31, 2019 and September 30, 2020, respectively	520	521
Additional paid-in capital	519,870	522,226
Retained earnings	64,803	69,355
Accumulated other comprehensive income	16,451	25,781
Total stockholders’ equity	601,644	617,883
Total liabilities and stockholders’ equity	$4,931,233	$5,505,696

CROSSFIRST BANKSHARES, INC.
    TABLE 2. CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2019	2020	2019	2020
	(Dollars in thousands except per share data)
Interest Income
Loans, including fees	$49,327	$43,929	$142,319	$138,591
Available for sale securities
Available for sale securities - Taxable	1,991	1,042	6,646	4,174
Available for sale securities - Tax-exempt	2,969	3,186	8,820	9,758
Deposits with financial institutions	970	47	2,452	583
Dividends on bank stocks	272	248	801	808
Total interest income	55,529	48,452	161,038	153,914
Interest Expense
Deposits	18,003	7,298	51,421	29,975
Fed funds purchased and repurchase agreements	74	54	501	162
Advances from Federal Home Loan Bank	1,629	1,749	4,739	4,980
Other borrowings	37	24	112	85
Total interest expense	19,743	9,125	56,773	35,202
Net Interest Income	35,786	39,327	104,265	118,712
Provision for Loan Losses	4,850	10,875	10,550	45,825
Net Interest Income after Provision for Loan Losses	30,936	28,452	93,715	72,887
Non-Interest Income
Service charges and fees on customer accounts	72	792	441	1,947
Gain on sale of available for sale securities	34	1,012	467	1,725
Impairment of premises and equipment held for sale	—	—	(424)	—
Gain on sale of loans	49	—	207	—
Income from bank-owned life insurance	476	464	1,416	1,373
Swap fee income, net	1,879	121	2,415	80
ATM and credit card interchange income	476	1,482	1,312	2,863
Other non-interest income	226	192	695	804
Total non-interest income	3,212	4,063	6,529	8,792
Non-Interest Expense
Salaries and employee benefits	14,256	14,628	43,296	43,022
Occupancy	2,080	2,144	6,301	6,274
Professional fees	427	1,132	1,923	3,098
Deposit insurance premiums	302	1,096	2,020	3,151
Data processing	649	652	1,868	2,065
Advertising	580	147	1,770	870
Software and communication	900	959	2,407	2,772
Foreclosed assets, net	8	20	33	1,174
Goodwill impairment	—	—	—	7,397
Other non-interest expense	1,970	2,233	6,145	6,421
Total non-interest expense	21,172	23,011	65,763	76,244
Net Income Before Taxes	12,976	9,504	34,481	5,435
Income tax expense	2,592	1,498	5,308	928
Net Income	10,384	8,006	$29,173	$4,507
Basic Earnings Per Share	$0.22	$0.15	$0.63	$0.09
Diluted Earnings Share	$0.21	$0.15	$0.61	$0.09

CROSSFIRST BANKSHARES, INC.
TABLE 3. YEAR-TO-DATE ANALYSIS OF CHANGES IN NET INTEREST INCOME
(UNAUDITED)

	Nine Months Ended
	September 30,
	2019			2020
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$334,272	$7,447	2.98%	$285,363	$4,982	2.33%
Securities - tax-exempt(1)	378,651	10,672	3.77	443,506	11,807	3.56
Federal funds sold	18,714	345	2.46	1,364	18	1.73
Interest-bearing deposits in other banks	135,030	2,107	2.09	170,316	566	0.44
Gross loans, net of unearned income(2)	3,373,118	142,319	5.64	4,248,520	138,591	4.36
Total interest-earning assets(1)	4,239,785	$162,890	5.14%	5,149,069	$155,964	4.05%
Allowance for loan losses	(41,329)			(64,896)
Other non-interest-earning assets	196,900			218,797
Total assets	$4,395,356			$5,302,970
Interest-bearing liabilities
Transaction deposits	$127,785	$1,139	1.19%	$404,967	$1,391	0.46%
Savings and money market deposits	1,616,558	27,326	2.26	1,938,669	11,689	0.81
Time deposits	1,249,219	22,956	2.46	1,178,632	16,895	1.91
Total interest-bearing deposits	2,993,562	51,421	2.30	3,522,268	29,975	1.14
FHLB and short-term borrowings	366,708	5,240	1.91	456,048	5,145	1.51
Trust preferred securities, net of fair value adjustments	895	112	16.74	933	82	11.81
Non-interest-bearing deposits	508,888	—	—	668,208	—	—
Cost of funds	3,870,053	$56,773	1.96%	4,647,457	$35,202	1.01%
Other liabilities	22,762			42,731
Stockholders’ equity	502,541			612,782
Total liabilities and stockholders' equity	$4,395,356			$5,302,970
Net interest income(1)		$106,117			$120,762
Net interest spread(1)			3.18%			3.04%
Net interest margin(1)			3.35%			3.13%
(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) Average loan balances include nonaccrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

YEAR-TO-DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Nine Months Ended
	September 30, 2020 over 2019
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(993)	$(1,472)	$(2,465)
Securities - tax-exempt(1)	1,759	(624)	1,135
Federal funds sold	(247)	(80)	(327)
Interest-bearing deposits in other banks	443	(1,984)	(1,541)
Gross loans, net of unearned income	32,557	(36,285)	(3,728)
Total interest income(1)	33,519	(40,445)	(6,926)
Interest Expense
Transaction deposits	1,287	(1,035)	252
Savings and money market deposits	4,632	(20,269)	(15,637)
Time deposits	(1,236)	(4,825)	(6,061)
Total interest-bearing deposits	4,683	(26,129)	(21,446)
FHLB and short-term borrowings	1,135	(1,230)	(95)
Trust preferred securities, net of fair value adjustments	4	(34)	(30)
Total interest expense	5,822	(27,393)	(21,571)
Net interest income(1)	$27,697	$(13,052)	$14,645

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income income taxes. The incremental income income tax rate used is 21.0%.
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 4. 2019 - 2020 QUARTERLY ANALYSIS OF CHANGES IN NET INTEREST INCOME (UNAUDITED)

	Three Months Ended
	September 30,
	2019			2020
	Average Balance	Interest Income / Expense	Average Yield / Rate(3)	Average Balance	Interest Income / Expense	Average Yield / Rate(3)
	(Dollars in thousands)
Interest-earning assets:
Securities - taxable	$335,045	$2,263	2.68%	$257,637	$1,290	1.99%
Securities - tax-exempt(1)	392,644	3,592	3.63	440,669	3,855	3.48
Federal funds sold	16,315	89	2.16	—	—	—
Interest-bearing deposits in other banks	171,913	881	2.03	166,423	47	0.11
Gross loans, net of unearned income(2) (3)	3,540,707	49,327	5.53	4,477,211	43,929	3.90
Total interest-earning assets(1)	4,456,624	$56,152	5.00%	5,341,940	$49,121	3.66%
Allowance for loan losses	(43,327)			(75,970)
Other non-interest-earning assets	197,661			220,282
Total assets	$4,610,958			$5,486,252
Interest-bearing liabilities
Transaction deposits	$134,987	$386	1.13%	$460,420	$260	0.22%
Savings and money market deposits	1,743,575	9,553	2.17	1,995,307	2,301	0.46
Time deposits	1,276,571	8,064	2.51	1,174,555	4,737	1.60
Total interest-bearing deposits	3,155,133	18,003	2.26	3,630,282	7,298	0.80
FHLB and short-term borrowings	345,794	1,703	1.95	479,475	1,803	1.50
Trust preferred securities, net of fair value adjustments	904	37	16.06	944	24	10.19
Non-interest-bearing deposits	535,467	—	—	714,337	—	—
Cost of funds	4,037,298	$19,743	1.94%	4,825,038	$9,125	0.75%
Other liabilities	29,833			47,304
Total stockholders' equity	543,827			613,910
Total liabilities and stockholders' equity	$4,610,958			$5,486,252
Net interest income(1)		$36,409			$39,996
Net interest spread(1)			3.06%			2.91%
Net interest margin(1)			3.24%			2.98%

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%.
(2) Average loan balances include non-accrual loans.
(3) Actual unrounded values are used to calculate the reported yield or rate disclosed. Accordingly, recalculations using the amounts in thousands as disclosed in this release may not produce the same amounts.

CROSSFIRST BANKSHARES, INC.

QUARTER-TO-DATE VOLUME & RATE VARIANCE TO NET INTEREST INCOME (UNAUDITED)
	Three Months Ended
	September 30, 2020 over 2019
	Average Volume	Yield/Rate	Net Change(2)
	(Dollars in thousands)
Interest Income
Securities - taxable	$(460)	$(513)	$(973)
Securities - tax-exempt(1)	418	(155)	263
Federal funds sold	(44)	(45)	(89)
Interest-bearing deposits in other banks	(28)	(806)	(834)
Gross loans, net of unearned income	11,169	(16,567)	(5,398)
Total interest income(1)	11,055	(18,086)	(7,031)
Interest Expense
Transaction deposits	373	(499)	(126)
Savings and money market deposits	1,198	(8,450)	(7,252)
Time deposits	(601)	(2,726)	(3,327)
Total interest-bearing deposits	970	(11,675)	(10,705)
FHLB and short-term borrowings	553	(453)	100
Trust preferred securities, net of fair value adjustments	1	(14)	(13)
Total interest expense	1,524	(12,142)	(10,618)
Net interest income(1)	$9,531	$(5,944)	$3,587

(1) Tax exempt income is calculated on a tax equivalent basis. Tax-free municipal securities are exempt from federal income taxes. The incremental income tax rate used is 21.0%
(2) The change in interest not due solely to volume or rate has been allocated in proportion to the respective absolute dollar amounts of the change in volume or rate.

CROSSFIRST BANKSHARES, INC.
TABLE 5. NON-GAAP FINANCIAL MEASURES

Non-GAAP Financial Measures
In addition to disclosing financial measures determined in accordance with GAAP, the Company discloses non-GAAP financial measures in this release. The Company believes that the non-GAAP financial measures presented in this release reflect industry conventions, or standard measures within the industry, and provide useful information to the Company's management, investors and other parties interested in the Company's operating performance. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use in this release, but these measures may not be synonymous to similar measurement terms used by other companies.

CrossFirst provides reconciliations of these non-GAAP measures below. The measures used in this release include the following:
•We calculate "return on average tangible common equity" as net income (loss) available to common stockholders divided by average tangible common equity. Average tangible common equity is calculated as average common equity less average goodwill and intangibles and average preferred equity. The most directly comparable GAAP measure is return on average common equity.
•We calculate ‘‘non-GAAP core operating income (loss)’’ as net income (loss) adjusted to remove non-recurring or non-core income and expense items related to:

▪Impairment charges associated with two buildings that were held-for-sale. We acquired a new, larger corporate headquarters to accommodate our business needs, which eliminated the need for two smaller support buildings. The two smaller support buildings had been acquired recently and were extensively remodeled, which resulted in a difference between book and market value for those assets. We sold one of the buildings in 2018. The remaining building was sold during the second quarter of 2019.

▪State tax credits as a result of the purchase and improvement of our new corporate headquarters.

▪Goodwill impairment - We performed an interim review of goodwill as of June 30, 2020. The book value of goodwill exceeded its fair market value and resulted in a full $7.4 million impairment.

The most directly comparable GAAP financial measure for non-GAAP core operating income (loss) is net income (loss).
•We calculate "Non-GAAP core operating return on average assets" as non-GAAP core operating income (loss) (as defined above) divided by average assets. The most directly comparable GAAP financial measure is return on average assets, which is calculated as net income (loss) divided by average assets.
•We calculate ‘‘non-GAAP core operating return on average common equity’’ as non-GAAP core operating income (as defined above) less preferred dividends divided by average common equity. The most directly comparable GAAP financial measure is return on average common equity, which is calculated as net income less preferred dividends divided by average common equity.
•We calculate "tangible common stockholders' equity" as total stockholders' equity less goodwill and intangibles and preferred equity. The most directly comparable GAAP measure is total stockholders' equity.
•We calculate ‘‘tangible book value per share’’ as tangible common stockholders' equity (as defined above) divided by the total number of shares outstanding. The most directly comparable GAAP measure is book value per share.
•We calculate "non-GAAP core operating efficiency ratio - fully tax equivalent (FTE)" as non-interest expense adjusted to remove non-recurring non-interest expenses as defined above under non-GAAP core operating income (loss) divided by net interest income on a fully tax-equivalent basis plus non-interest income adjusted to remove non-recurring non-interest income as defined above under non-GAAP core operating income. The most directly comparable financial measure is the efficiency ratio.
•We calculate "non-GAAP pre-tax pre-provision profit" as net income (loss) before taxes plus the provision for loan losses.

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Nine Months Ended
	09/30/2019	12/31/2019	03/31/2020	06/30/2020	09/30/2020	09/30/2019	09/30/2020
	(Dollars in thousands)
Non-GAAP Return on average tangible common equity:
Net income (loss) available to common stockholders	$10,384	$(700)	$3,857	$(7,356)	$8,006	$28,998	$4,507
Average common equity	543,827	605,960	612,959	611,466	613,910	499,354	612,782
Less: average goodwill and intangibles	7,733	7,708	7,683	7,576	238	7,759	5,138
Average tangible common equity	536,094	598,252	605,276	603,890	613,672	491,595	607,644
Return on average common equity	7.58%	(0.46)%	2.53%	(4.84)%	5.19%	7.76%	0.98%
Non-GAAP Return on average tangible common equity	7.68%	(0.46)%	2.56%	(4.90)%	5.19%	7.89%	0.99%

	Quarter Ended					Nine Months Ended
	09/30/2019	12/31/2019	03/31/2020	06/30/2020	09/30/2020	09/30/2019	09/30/2020
	(Dollars in thousands)
Non-GAAP core operating income (loss):
Net income (loss)	$10,384	$(700)	$3,857	$(7,356)	$8,006	$29,173	$4,507
Add: fixed asset impairments	—	—	—	—	—	424	—
Less: tax effect(1)	—	—	—	—	—	109	—
Fixed asset impairments, net of tax	—	—	—	—	—	315	—
Add: Goodwill impairment(2)	—	—	—	7,397	—	—	7,397
Add: state tax credit(2)	—	—	—	—	—	(1,361)	—
Non-GAAP core operating income (loss)	$10,384	$(700)	$3,857	$41	$8,006	$28,127	$11,904

(1) Represents the tax impact of the adjustments above at a tax rate of 25.73%
(2) No tax effect

	Quarter Ended					Nine Months Ended
	09/30/2019	12/31/2019	03/31/2020	06/30/2020	09/30/2020	09/30/2019	09/30/2020
	(Dollars in thousands)
Non-GAAP core operating return on average assets:
Net income (loss)	$10,384	$(700)	$3,857	$(7,356)	$8,006	$29,173	$4,507
Non-GAAP core operating income (loss)	10,384	(700)	3,857	41	8,006	28,127	11,904
Average assets	$4,610,958	$4,809,579	$4,975,531	$5,441,513	$5,486,252	$4,395,356	$5,302,970
Return on average assets	0.89%	(0.06)%	0.31%	(0.54)%	0.58%	0.89%	0.11%
Non-GAAP core operating return on average assets	0.89%	(0.06)%	0.31%	—%	0.58%	0.86%	0.30%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Nine Months Ended
	09/30/2019	12/31/2019	03/31/2020	06/30/2020	09/30/2020	09/30/2019	09/30/2020
	(Dollars in thousands)
Non-GAAP core operating return on common equity:
Net income (loss)	$10,384	$(700)	$3,857	$(7,356)	$8,006	$29,173	$4,507
Non-GAAP core operating income (loss)	10,384	(700)	3,857	41	8,006	28,127	11,904
Less: Preferred stock dividends	—	—	—	—	—	175	—
Net income (loss) available to common stockholders	10,384	(700)	3,857	(7,356)	8,006	28,998	4,507
Non-GAAP core operating income (loss) available to common stockholders	10,384	(700)	3,857	41	8,006	27,952	11,904
Average common equity	$543,827	$605,960	$612,959	$611,466	$613,910	$499,354	$612,782
Return on average common equity	7.58%	(0.46)%	2.53%	(4.84)%	5.19%	7.76%	0.98%
Non-GAAP core operating return on common equity	7.58%	(0.46)%	2.53%	0.03%	5.19%	7.48%	2.59%

	Quarter Ended
	09/30/2019	12/31/2019	03/31/2020	06/30/2020	09/30/2020
	(Dollars in thousands except per share data)
Tangible common stockholders' equity:
Total stockholders' equity	$602,435	$601,644	$611,946	$608,092	$617,883
Less: goodwill and other intangible assets	7,720	7,694	7,669	247	227
Tangible common stockholders' equity	$594,715	$593,950	$604,277	$607,845	$617,656
Tangible book value per share:
Tangible common stockholders' equity	$594,715	$593,950	$604,277	$607,845	$617,656
Shares outstanding at end of period	51,969,203	51,969,203	52,098,062	52,167,573	52,195,778
Book value per share	$11.59	$11.58	$11.75	$11.66	$11.84
Tangible book value per share	$11.44	$11.43	$11.60	$11.65	$11.83

	Quarter Ended					Nine Months Ended
	09/30/2019	12/31/2019	03/31/2020	06/30/2020	09/30/2020	09/30/2019	09/30/2020
	(Dollars in thousands)
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent (FTE)
Non-interest expense	$21,172	$21,885	$22,223	$31,010	$23,011	$65,763	$76,244
Less: goodwill impairment	—	—	—	7,397	—	—	7,397
Adjusted Non-interest expense (numerator)	$21,172	$21,885	$22,223	$23,613	$23,011	$65,763	$68,847
Net interest income	35,786	37,179	38,228	41,157	39,327	104,265	118,712
Tax equivalent interest income(1)	624	670	695	685	669	1,852	2,050
Non-interest income	3,212	2,186	2,095	2,634	4,063	6,529	8,792
Add: fixed asset impairments	—	—	—	—	—	424	—
Total tax-equivalent income (denominator)	$39,622	$40,035	$41,018	$44,476	$44,059	$113,070	$129,554
Efficiency Ratio	54.29%	55.60%	55.11%	70.81%	53.03%	59.36%	59.44%
Non-GAAP Core Operating Efficiency Ratio - Fully Tax Equivalent (FTE)	53.43%	54.66%	54.18%	53.09%	52.23%	58.16%	53.14%
(1) Tax exempt income (tax-free municipal securities) is calculated on a tax equivalent basis. The incremental tax rate used is 21.0%

CROSSFIRST BANKSHARES, INC.

	Quarter Ended					Nine Months Ended
	09/30/2019	12/31/2019	03/31/2020	06/30/2020	09/30/2020	09/30/2019	09/30/2020
	(Dollars in thousands)
Non-GAAP Pre-Tax Pre-Provision Profit
Net income (loss) before taxes	$12,976	$(1,870)	$4,150	$(8,219)	$9,504	$34,481	$5,435
Add: Provision for loan losses	4,850	19,350	13,950	21,000	10,875	10,550	45,825
Non-GAAP Pre-Tax Pre-Provision Profit	$17,826	$17,480	$18,100	$12,781	$20,379	$45,031	$51,260